EXHIBIT 99.92


                                   AMENDMENT
            TO THE CO-INVESTMENT AGREEMENT AND SHAREHOLDERS AGREEMENT

This agreement is entered into on 25 October, 2007

                                 BY AND BETWEEN

TELEFONICA, S.A., a Spanish company with registered office at 28013, Madrid, Gran Via n. 28, Spain ("TE");

ASSICURAZIONI GENERALI S.p.A., an Italian company with registered office at Piazza Duca degli Abruzzi n. 2, Trieste, Italy,

Alleanza Assicurazioni S.p.A., an Italian company with registered office at Milano, viale Luigi Sturzo n. 35;

INA Assitalia S.p.A., an Italian company with registered office at Roma, Corso d'Italia n. 33;

Volksfursorge Deutsche Lebenversicherung A.G., a German company with registered office at Hamburg (Germany), an der Alster n. 57-63;

Generali Vie S.A., a French Company with registered office at Paris , Boulevard Hausmann n. 11; (collectively "AG", and all such companies, other than ASSICURAZIONI GENERALI S.p.A., hereinafter the "OTHER COMPANIES OF THE GENERALI GROUP");

SINTONIA S.A., a Luxembourg  company with registered office at 1, Place d'Armes,
L. 1136 Luxembourg ("SI");

INTESA SANPAOLO S.p.A, an Italian company with registered office at Piazza San Carlo n. 156, Torino, Italy ("IS");

MEDIOBANCA S.p.A., an Italian company with registered office at Piazzetta Cuccia
n. 1, Milano, Italy ("MB");

(collectively the "PARTIES" and each, individually, a "PARTY")

                                     WHEREAS

1. With an agreement dated April 28, 2007 (the "CO-INVESTMENT AGREEMENT"), basically the Parties established the terms and conditions for (i) their participation into Centrotrenta 4/6 S.r.l, an Italian company with registered office at Galleria del Corso 2, Milan, Italy, fiscal code n. 05277610969, to be subsequently transformed and renamed as Telco S.p.A. ("TELCO" or "NEWCO"), and
(ii) the presentation by the Parties also on behalf of Newco of an offer (the "OFFER") for the acquisition by Newco from Pirelli&Co. S.p.A


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and Sintonia S.p.A. and Sintonia S.A. of 100% of the share capital of an holding company named Olimpia S.p.A ("O"), which in turn holds a stake of 17,99% of the ordinary share capital of Telecom Italia S.p.A. ("TI") and the capitalization and funding of Newco including the contribution to Telco of 5,6% of the ordinary share capital of TI, MB and AG (the "ACQUISITION"). In accordance with such Offer, the Parties and Pirelli&Co. S.p.A and Sintonia S.p.A. and Sintonia S.A.entered into a Stock Sale Purchase Agreement on May 4th, , 2007 (the "SPA").

2. The Parties entered into a Shareholders Agreement on April 28, 2007, by means of which basically they established the principles relating INTER ALIA to (i) the corporate governance of Newco, (ii) the governance of O, (iii) the appointment of directors in TI and (iv) the transfer of the Newco's shares and the O and TI's shares directly or indirectly owned by Newco (the "SHAREHOLDERS AGREEMENT").

3. On 23 October 2007, the Brazilian telecommunications regulator ("ANATEL") published in its website a press release informing the approval of the Acquisition with the request of fulfillment of certain actions aimed at ensuring that the Brazilian activities of the Telefonica Group and the Telecom Italia Group remain separate (the "ANATEL APPROVAL").

4. The Parties wish to enter into this amendment to the Co-investment Agreement and Shareholders Agreement, so as to amend certain provisions in order to clarify their application.

Now, therefore, in consideration of the foregoing premises the Parties hereby

                               AGREE AND CONVENANT

as follows:

     1. Unless differently stated herein, terms in capital letters used in this Second Amendment to the Co-Investment Agreement and the Shareholders' Agreement shall have the same meaning as defined in the Co-Investment Agreement, the Shareholders' Agreement on in the SPA, as the case may be.

     2. The Parties hereby agree to amend the Co-investment Agreement by providing that the transformation of Telco into a SOCIETA PER AZIONI shall occur at Closing, provided that Telco will be liquidated and each Party (without prejudice of any other rights it may have under the Co-investment Agreement in the event of any = breach by any Party) shall receive back all its respective contributions, net of any expenses occurred and taxes paid, should, for any reasons (i) the Acquisition not be completed within 195 days following the execution of the SPA or (ii) transformation not be registered, within 5 days from payment of the Share Capital Increases. It is hereby agreed and understood that the Parties shall in any case act in full respect of the Shareholders Agreement pending the registration of the transformation.

     3. The Parties hereby agree to amend the Co-investment Agreement and the Shareholders Agreement, by providing that:

         (i) the AG portion of the First Share Capital Increase shall be resolved for the benefit of and subscribed by AG and the Other Companies of the Generali Group as specified in ANNEX A, provided that, in case of subsequent change of control of any of said Other Companies of the Generali Group, the Telco shares held by it shall be transferred to AG before such change of control occurs. Each of the Other Companies of the Generali Group hereby adheres to Co-Investment Agreement and to the Shareholders Agreement, both as amended and restated, and to the SPA.;

         (ii) AG shall ensure that AG and the other companies of the Generali Group becoming shareholders of Telco in accordance with point 3(i) above shall act as a single Party vis-a-vis the other Parties and fulfill all their obligations in accordance with the Co-Investment Agreement and with the Shareholders Agreement, both as amended and restated, and with the SPA; PROVIDED THAT, AG will be jointly and severally responsible for any breach of such obligations - excluding the obligations already fulfilled at Closing - by any of the Other Companies of the Generali Group;

         (iii) any references to AG in the Co-investment Agreement and the Shareholders Agreement, shall be deemed as made to AG and the other companies of the Generali Group for the respective percentages and, where appropriate, as a single contractual Party ("UNICA PARTE COMPLESSA").

         (iv) any notices to AG and the other companies of the Generali Group becoming shareholders of Telco in accordance with point 1(i) shall be made by each of the Parties directly to AG also on behalf of such other companies of the Generali Group.

     4. The Parties hereby agree to amend the Shareholders Agreement, by adding the following provision at the bottom of the Clause 8.7:

         "Without prejudice to the Standstill provision contemplated in Clause 7, which, in any case, remains in full force and effect, it is agreed and understood that this Clause 8.7 shall not apply to any transactions on TI shares falling in the scope of investment services - as defined by article 1, paragraph 5, letters (b) to (e) of Legislative Decree no. 58/1998 - supplied by MB, AG, IS and, if any, by SI and/or any company of their respective groups


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         to a Telecom Operator in the ordinary course of business, provided that the relevant transaction does not involve TI Voting Shares in excess of 2% of TI Voting Share Capital."

     5. The Parties acknowledge the content of the ANATEL Approval (a copy of which is attached hereto) and each of the Parties undertakes, for so long as it lies within its respective powers, to implement the content thereof through appropriate legal instruments and actions.

     6.  Except  as  provided  above,  all  the  other  provisions,   terms  and
         conditions set forth in the Shareholders Agreement and the Co-Investment Agreement shall remain unchanged and are hereby expressly ratified and confirmed by the Parties.

                                    * * * * *

TELEFONICA, S.A.


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ASSICURAZIONI GENERALI S.p.A.


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Alleanza Assicurazioni S.p.A.


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INA Assitalia S.p.A.


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Volksfursorge Deutsche Lebenversicherung A.G.


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Generali Vie S.A.


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SINTONIA S.A.


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INTESA SANPAOLO S.p.A.


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MEDIOBANCA S.p.A.


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